Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-276982, 333-263319 and 333-235851) and Form S-1 (File Nos. 333-274035, 333-274034, 333-286492 and 333-290411), of our report dated March 25, 2026, relating to the financial statements of Reed’s, Inc. as of December 31, 2025 and 2024 and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 25, 2026